UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 30, 2010
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 30, 2010, Pride International, Inc. and its wholly owned subsidiary Pride International Ltd., a British Virgin Islands company (“Pride BVI”), entered into an amended and restated revolving credit agreement with Citibank, N.A., as administrative agent, Natixis and Wells Fargo Bank, National Association, as syndication agents, and a group of banks. The amendment and restatement increased availability under the facility from $320 million to $720 million and extended the maturity from December 2011 to July 2013. Borrowings under the credit facility are available to make investments, acquisitions and capital expenditures, to repay and back-up commercial paper and for other general corporate purposes. Pride may obtain up to $100 million of letters of credit under the facility. The credit facility also includes an accordion feature which, under certain circumstances, allows Pride to increase availability under the facility to up to $750 million in the aggregate. In addition, Pride BVI may borrow under the amended and restated credit facility. Any amounts borrowed by Pride BVI are guaranteed by Pride. Amounts drawn under the credit facility are available in U.S. dollars or euros and bear interest at variable rates based on either LIBOR plus a margin that varies based on Pride’s credit rating or an alternative base rate.
     The credit facility contains a number of covenants restricting, among other things, liens, indebtedness of Pride’s subsidiaries, mergers and dispositions of all or substantially all of Pride’s or certain of its subsidiaries’ assets, hedging arrangements outside the ordinary course of business and sale-leaseback transactions. The facility also requires Pride to maintain certain ratios with respect to EBITDA to interest expenses and debt to tangible capitalization. The facility contains customary events of default, including with respect to a change of control.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Steven D. Oldham
Steven D. Oldham
Vice President and Treasurer

Date: August 2, 2010

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